Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements No. 333-199508, No. 333-204076, No. 333-209961, No. 333-214431, No. 333-219763, No. 333-223254, No. 333-229861, No. 333-236704, No. 333-249976, No. 333-253734, No. 333-259882, No. 333-263109, No. 333-266288, No. 333-269647, and No. 333-276360 on Form S-8 and registration statement No. 333-275256 on Form S-3 of our report dated March 28, 2024, relating to the consolidated financial statements of Atara Biotherapeutics, Inc. and subsidiaries (the “Company”), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

March 28, 2024